Exhibit (a)(18)

Q&A

Shareholder Survey Delphi Research

Who is Delphi?

Delphi Research is an experienced and recognized market research company with registered office in Scharnweberstr. 11, 10247 Berlin. Delphi is both a member of the Federal Association of German Market and Social Researchers and Esomar, the European Society for Opinion and Marketing Research.

Delphi is therefore subject to the high data protection requirements of the Federal Association of German Market and Social Researchers. Delphi fulfills all technical and organizational conditions that are necessary for compliance with the rules of the Federal Data Protection Act (Bundesdatenschutzgesetz).

Why did you transmit my data to Delphi?

We transmitted data contained in the share register only to the neutral market research company Delphi (and not to Grand Chip Investment GmbH) in order to enable this shareholder survey. The shareholder survey is addressed to the shareholders of AIXTRON SE. As provided for in the Stock Corporation Act (Aktiengesetz), all registered shares, including those of AIXTRON SE, must be entered in the company’s share register. For this purpose, the name and the address of each shareholder and other information must be provided. AIXTRON is responsible for maintaining the share register. § 67 (6) of the Stock Corporation Act permits AIXTRON to use such registered information for its tasks in relation to the shareholders if this is in the company’s interest. A survey of the shareholders in connection with a takeover bid (as submitted by Grand Chip Investment GmbH) constitutes such a case, in particular as this is a friendly takeover bid, supported by the executive board and the supervisory board of AIXTRON in their joint reasoned opinion, as well as by the AIXTRON works council. Prior to the disclosure of the data, AIXTRON entered into a data processing agreement with Delphi in order to ensure that the data will be used exclusively for the purposes of the shareholder survey and is not disclosed to any third parties, such as the bidder. The results of the survey will be provided to the bidder only in an anonymized and aggregated form.

Grand Chip Investment GmbH wants to be able to better understand the shareholders’ personal views on and attitudes towards the takeover bid which has been made by it and has instructed Delphi, a neutral agency, to perform the shareholder survey on its behalf, which will receive the personal data solely for such purpose.

Consequently, the bidder Grand Chip Investment will at no time during the survey be given access to your personal data. It is therefore safeguarded that the shareholder survey will be conducted in accordance with all legal data protection requirements.

Based on what authority have you transmitted my data to Delphi?

Under § 67 (6) of the Stock Corporation Act AIXTRON is authorized to use data contained in the share register for its tasks in relation to the shareholders if this is also in the company’s interest. A survey of shareholders in the context of a potential friendly takeover constitutes such a case. Use of the relevant data for this specific purpose and full compliance with the requirements of the Federal Data Protection Act are safeguarded based on a data processing agreement executed between AIXTRON and Delphi prior to the disclosure of the data (as required under § 11 of the Federal Data Protection Act). The bidder will not receive such data. The bidder will receive the results of the shareholder survey only in an anonymized and aggregated form and will, therefore, at no time during the survey be given access to the personal data of the shareholders. The shareholder survey will be conducted in full compliance with all applicable data protection laws and regulations.

Is data protection safeguarded when my data personal data are being used?

Yes.

The shareholder survey will be conducted on behalf of the bidder, that is Grand Chip Investment GmbH, but it will in fact solely be performed by the recognized and neutral research company Delphi Research, Scharnweberstr. 11, 10247 Berlin. The bidder Grand Chip Investment GmbH will receive the data only in an anonymized and aggregated form, that is, it will at no time during the survey be given access to the personal data of the shareholders. AIXTRON SE, Dornkaulstr. 2, 52134 Herzogenrath, will be responsible for the processing of your personal data under the Federal Data Protection Act. A proper use of the data is safeguarded based on a data processing agreement executed between AIXTRON and Delphi before disclosure of the data. Your answers will solely be sent back to Delphi, which will then provide to the bidder only with anonymized and aggregated results.

For what purpose has the bidder initiated the survey?

Grand Chip Investment GmbH wants to determine the personal views of the shareholders on the current takeover bid. The views and attitudes of the shareholders with respect to the takeover bid are very important to Grand Chip Investment. For this reason the bidder has involved the recognized and neutral market research company Delphi to conduct this voluntary survey. The bidder itself only needs and will only receive the results of the shareholder survey in an anonymized and aggregated form.

Additional information

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities.  The takeover offer for the outstanding ordinary shares (including ordinary shares represented by American depositary shares) of AIXTRON SE commenced on 29 July 2016.  The terms and conditions of the takeover offer have been published in, and the solicitation and offer to purchase ordinary shares (including ordinary shares represented by American depositary shares) are made only pursuant to, the offer document and related offer materials prepared by Grand Chip Investment GmbH and as approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”).  AIXTRON SE has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the takeover offer on 11 August 2016; in addition, AIXTRON SE’s Management Board and Supervisory Board has published a statement pursuant to Sec. 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG).  The offer document for the takeover offer (in German and in English) containing the detailed terms and conditions of, and other information relating to, the takeover offer, among other things, has been published on the internet at www.grandchip-aixtron.com.

Acceptance of the takeover offer by shareholders that are resident outside Germany and the United States may be subject to further legal requirements.  With respect to the acceptance of the takeover offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

The Tender Offer Statement (including the offer document, a related letter of transmittal and other related offer materials) and the Solicitation/Recommendation Statement, as they may be amended from time to time, as well as the Management and Supervisory Board’s statement pursuant to Sec. 27 WpÜG contain important information that should be read carefully before any decision is made with respect to the takeover offer because they, and not this document, govern the terms and conditions of the takeover offer.  Those materials and other documents filed by Grand Chip Investment GmbH or AIXTRON SE with the SEC are or, in the case of the Management and Supervisory Board’s statement pursuant to Sec. 27 WpÜG, is at no charge on the SEC’s web site at www.sec.gov.  In addition, Grand Chip Investment GmbH’s Tender Offer Statement and other documents it has filed with the SEC will be available at www.grandchip-aixtron.com.

In this document, unless the context otherwise requires, references to “AIXTRON”, “the AIXTRON Group”, the “Group” or “the Company” are to AIXTRON SE and its consolidated subsidiaries.  References to “Management” are to the Executive Board of AIXTRON SE.